UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – MAY 31, 2011

ARDENT MINES LIMITED
(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

855-273-3686
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.           Other Events.

Press Release Regarding Mining Operations in Brazil

A Brazilian subsidiary of Ardent Mines Limited (the “Company”) has executed an agreement granting the Company an exclusive option to acquire mineral rights in the Carajas Mineral Province in the State of Para, Brazil. Pursuant to this Exclusive Option Agreement, the Company will commence due diligence regarding this property.  The Company has agreed to initially acquire a 70% interest, and eventually the totality of the mineral rights, after confirmation of mineral resources upon the execution of an initial exploration campaign that the Company estimates will take between 12 to 18 months to complete. The Company anticipates that it will invest between $5 million and $10 million in such initial exploration campaign, which the Company plans to commence shortly after the mineral rights are transferred to the Company's Brazilian subsidiary.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. The Company cannot provide assurances that any prospective matters described in this Current Report on Form 8-K will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by the Company with the U.S. Securities & Exchange Commission. Without limiting the foregoing, as of the date of this Current Report on Form 8-K, no assurances or guarantees can be given in respect of closing the acquisition described herein. The Company undertakes no obligation to update information contained in this Current Report on Form 8-K.

Item 9.01.           Financial Statements and Exhibits.

(d)                        Exhibits.

Exhibit No.	Description of Exhibit.

Exhibit 99.1	Press Release dated May 31, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED

By:	/s/ Leonardo Alberto Riera
	Name:	Leonardo Alberto Riera
	Title:	President

Date: May 31, 2011